Exhibit 4.1

CONVERTIBLE BOND PURCHASE AGREEMENT

THIS CONVERTIBLE BOND PURCHASE AGREEMENT, dated as of ___________ (this “Agreement”), is entered into by and between NextGlass Technologies, Inc., a company incorporated in Delaware (the “Company”) and _______________________(the “Purchaser”, and together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, a certain principal amount of the Company’s 5% Convertible Bonds due March 7, 2019, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants contained herein and the mutual benefits to be derived therefrom, the Parties agree as follows:

Section 1. Purchase

1.1 The Transaction. On the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Purchaser hereby agrees to purchase from the Company and the Company hereby agrees to sell, transfer and deliver to the Purchaser a 5% Convertible Bond due March 7, 2019 of the Company in the aggregate principal amount of $_______ (the “Bond”) for a purchase price of $_____ in cash (the “Purchase Price”).

1.2 Closing. The closing (the “Closing”) of the Transaction shall occur at the offices of 9454 Wilshire Blvd., Suite 610, Beverly Hills, CA 90212 at 10 am on March 8, 2016, or on such other Business Day (as defined below) as may be mutually agreed upon by the Parties (the “Closing Date”). “Business Day” means a day that in Los Angeles, CA is not a day on which banking institutions are authorized by law or regulation to close. The Funds will be wire to the following Bank account:

Name of the Bank: Wells Fargo Bank

Bank address: 3550 Wilshire Blvd., Los Angeles, CA 90010

Account name: NextGlass Technologies, Inc.

Account Number: 3911794604

SWIFT: WFBIUS6S

At the Closing, upon the receipt of the Purchase Price from the Purchaser, the Company shall issue to the Purchaser, in physical form, the Bond in the name of the Purchaser or such other nominee as the Purchaser may designate. Interest shall accrue on the Bond from the Closing Date.

1.3 Form of Bond; Defined Terms. The Bond shall be in the form annexed hereto as Exhibit A. All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Bond.

Section 2. Conditions to Closing

The respective obligations of the Parties to consummate the Transaction hereunder shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

2.1 Representations and Warranties. The representations and warranties of each of the Parties shall be correct when made and at the time of the Closing.

2.2 Performance; No Default. The Parties shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at the Closing and, after giving effect to the issuance of the Bond, no Event of Default shall have occurred and be continuing.

2.3 W-8. The Purchaser shall have delivered to the Company a completed and executed IRS W-8 Form.

Section 3. Covenants, Representations and Warranties of the Company

The Company hereby covenants and represents and warrants to the Purchaser that:

3.1 Organization, Power and Authorization. The Company is a company validly existing and in good standing under the laws of Delaware, U.S.A and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the Transaction contemplated hereby.

3.2 Reservation of Common Shares. The common shares (the “Common Shares”), of the Company into which the Bond is convertible (the “Conversion Shares”) or which may be issued by the Company in lieu of Cash Interest or Make-Whole Amounts on the Bond (the “Interest Shares”), have been duly authorized and reserved by the Company for issuance in accordance with the terms of the Bond, and will be validly issued, fully paid and non-assessable, and upon such issuance, such Conversion Shares and Interest Shares will not be subject to any preemptive, participation, rights of first refusal or other similar rights.

3.3 Valid and Enforceable Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of applicable Bankruptcy Law, insolvency, reorganization, moratorium and other similar laws and court decisions of general application and other legal or equitable principles of general application relating to, limiting or affecting the enforcement of creditors’ rights generally.

3.4 Validity of Bond. The Bond has been duly authorized by the Company and, when executed and delivered to the Purchaser pursuant to the Transaction, the Bond will be a valid and binding obligation of the Company, enforceable in accordance with their terms, subject to the effect of applicable Bankruptcy Law, insolvency, reorganization, moratorium and other similar laws and court decisions of general application and other legal or equitable principles of general application relating to, limiting or affecting the enforcement of creditors’ rights generally, and the Bond will not be subject to any preemptive, participation, rights of first refusal and other similar rights. The Bond will constitute a direct, unconditional and unsubordinated obligations of the Company and will, at all times, rank at least pari passu with all other present and future unsubordinated obligations of the Company.

3.5 Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by the Company of this Agreement and the Bond will not (assuming the accuracy of the representations and warranties of the Purchaser in Section 4 hereof) (i) contravene, results in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of the Company under any indenture, mortgage deed of trust, loan, purchase or credit agreement, lease corporate charter, bylaws or any other agreement or instrument to which the Company or its property is bound or affected, (ii) conflict with or result in a material breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator, regulator or governmental authority applicable to the Company, or (iii) violate any provision of any statute or other rule or regulation of any governmental authority or regulator applicable to the Company.

Section 4. Covenants, Representations and Warranties of the Purchaser

The Purchaser hereby covenants and represents and warrants to the Company that:

4.1 Power and Authorization. The Purchaser is duly organized, validly existing and in good standing under the jurisdiction of its organization, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transaction contemplated hereby.

4.2 Valid and Enforceable Agreement; No Violations. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effect of applicable Bankruptcy Law, insolvency, reorganization, moratorium and other similar laws and court decisions of general application and other legal or equitable principles of general application relating to, limiting or affecting the enforcement of creditors’ rights generally. The execution and delivery of this Agreement and the consummation of the Transaction will not violate, conflict with or result in a breach of or default under (i) the Purchaser’s organizational documents, (ii) any agreement or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Purchaser.

4.3 Purchaser Status. The Purchaser is a corporation with total assets in excess of US $2,000,000 that was not formed for the specific purpose of acquiring the Bond or Common Shares. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of participating in the Transaction and investing in the Bond and Common Shares. The Purchaser (i) has the ability to bear the economic risk of the Transaction and any investment in securities that may be issued thereunder, (ii) has adequate means of providing for its current and contingent needs, (iii) has no need for liquidity with respect to its investment in the Bond and the Common Shares, and (iv) is able to sustain a complete loss of its investment in the Bond and the Common Shares. The Purchaser is purchasing the Bond for its own account for investment and not with a view to distribution of the Bond and with no present intention of distributing or selling the Bond or any part thereof.

4.4 Restrictions on Transfer; Beneficial Ownership. The Purchaser acknowledges and agrees that the Bond and the Common Shares issuable thereunder have not been registered under the Securities Act, and they may not be offered, sold, pledged or otherwise transferred in the absence of such registration or an applicable exemption therefrom. The Purchaser and any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the Purchaser, collectively beneficially own and will beneficially own as of the date of the closing of the Transaction (but without giving effect to the Transaction) less than 10% of the outstanding Common Shares of the Company.

4.5 Compliance with Laws, Other Instruments, etc. The Purchaser has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with the Purchaser has, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time that such Purchaser was first contacted by either the Company or any other person regarding an investment in the Bond or the Company. The Purchaser covenants that neither it nor any person acting on its behalf or pursuant to any understanding with such Purchaser will engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed. “Short Sales” include, without limitation, all sales of securities of the Company which the Purchaser does not own or any sale which is consummated by the delivery of securities of the Company borrowed by, or for the account of, the Purchaser, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

4.6 Adequate Information; No Reliance. The Purchaser acknowledges and agrees that (a) the Purchaser has been furnished with all materials it considers relevant to making an investment decision to enter into the Transaction and has had the opportunity to review the Company’s filings with the United States Securities and Exchange Commission (the “SEC”), including, without limitation, all filings made pursuant to the Exchange Act, (b) the Purchaser has had a full opportunity to ask questions of the Company and its representatives and to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company, including in relation to its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Transaction, (c) the Purchaser has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Transaction and has made its own assessment therefor, and (d) the Purchaser is not relying, and has not relied, upon any statement, advice (whether legal, tax, financial, accounting or other), representation or warranty made by the Company or any of its affiliates or representatives, except for (i) the publicly available filings made by the Company with the SEC under the Exchange Act and (ii) the representations and warranties made by the Company in this Agreement.

4.7 Access. The Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management. The Purchaser has had full opportunity to seek the advice of independent counsel with respect to the Transaction and the tax risks and implications thereof.

Section 5. Indemnification

5.1 Purchaser Indemnification. The Purchaser acknowledges and understands the meaning of the representations and warranties made in this Agreement and hereby agrees to indemnify and hold harmless the Company and its respective predecessors, successors, direct or indirect subsidiaries and affiliates and its and their past and present shareholders, members (direct and indirect), managers, directors, officers, employees, agents, and representatives from and against any and all loss, costs, expenses, damages and liabilities (including, without limitation, court costs and reasonable attorneys fees) arising out of or due to a breach by the Purchaser of any such representations and warranties or of any covenants or other agreements contained in this Agreement. All representations, warranties, covenants or other agreements contained in this Agreement shall survive the execution, delivery and termination of this Agreement and the consummation of the Transaction.

5.2 Company Indemnification. The Company hereby agrees to indemnify and hold harmless the Purchaser from and against any and all loss, costs, expenses, damages and liabilities (including, without limitation, court costs and reasonable attorney’s fees) arising out of or due to a breach by the Company of any representations and warranties set forth in this Agreement or of any covenants or other agreements contained in this Agreement. All representations, warranties, covenants or other agreements contained in this Agreement shall survive the execution, delivery and termination of this Agreement by the Company and the consummation of the Transaction.

Section 6. Miscellaneous

6.1 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to any choice of law or conflict of law, choice of forum or provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in Los Angeles under the Rules, Delaware International Arbitration Centre Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration is submitted in accordance with the Rules. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English. The parties waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in such forum, any claim that it, he or she is not subject to the jurisdiction of such forum, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. Each Party also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 6.2. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

6.2 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (a) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, by facsimile or e-mail, or (b) if delivered from outside the United States, by international express courier, facsimile or e-mail, and shall be deemed given (i) if delivered by first-class registered or certified mail, five Business Days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one Business Day after so mailed, (iii) if delivered by International Federal Express, two Business Days after so mailed, or (iv) if delivered by facsimile or e-mail, upon electronic confirmation of receipt and shall be delivered as addressed as follows:

(i)	if to the Company, to:

NextGlass Technologies, Inc.

9454 Wilshire Blvd., Suite 610

Beverly Hills, CA 90212

Attention: John Park, Chief Financial Officer

with a copy to:

Cassidy &Associates

Attorney At Law

James Cassidy, Esq.

1504 R Street N.W.

Washington D.C. 20009

Tel: (202)744-2929

(ii)	if to the Purchaser, to:

Name:

Address:

6.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any documents delivered pursuant hereto, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of either Party hereto or to any such agreement or instrument, the other Party hereto or thereto shall re-execute original forms thereof and deliver them to the other Party. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such Party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

6.4 Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such transactions. At and after the Closing, the Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transaction. The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

6.5 Successors and Assigns. This Agreement and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

6.6 Amendment. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchaser.

6.7 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transaction is fulfilled to the fullest extent possible.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

NextGlass Technologies, Inc.

By:
Name: John Park
Title: CEO

Purchaser

By:
Name: